Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS SECOND-QUARTER 2014 FINANCIAL RESULTS
Sallie Mae Successfully Spins Off Navient Corporation
Loan Originations Total $373 Million in Second-Quarter 2014, Exceed $1.8 Billion in First-Half 2014
Private Education Loan Portfolio Grows 40 Percent to $7.4 Billion from $5.3 Billion in the Prior Year
Net Interest Income Up 35 Percent from Year-Ago Quarter
NEWARK, Del., July 23, 2014 - Sallie Mae (NASDAQ: SLM), formally SLM Corporation, today released second-quarter 2014 financial results that reflected increases in private education loan originations, portfolio size and net interest income.
Second-quarter 2014 financial results included the effect of the spin-off of its legacy loan servicing and asset recovery businesses into Navient Corporation on April 30, 2014. The transaction was treated as a reverse-spin for accounting purposes, and as a result, Sallie Mae’s historical financial statements and education loan portfolio information prior to April 30, 2014, include only those operations, assets, liabilities and equity of the consumer banking business Sallie Mae now operates on a stand-alone basis.
“In our first quarter as a standalone entity, we experienced very successful business results. The growth in our private education loan portfolio reflects the momentum of the company,” said Raymond Quinlan, chairman and chief executive officer. “We are still in the midst of a year of transition as we complete the operational portion of our spin transaction, and our balance sheet remains extremely strong.”
For the second-quarter 2014, GAAP net income was $44 million ($.09 diluted earnings per share). GAAP net income was $76 million ($.17 diluted earnings per share) in the year-ago quarter, which included gains on sales of loans that were $71 million higher, and without this contribution, second-quarter 2013 GAAP net income was $32 million.
Core earnings for the quarter were $48 million ($.10 diluted earnings per share), compared with $77 million ($.17 diluted earnings per share) in the year-ago quarter. Net interest margin was 5.08 percent compared with 4.64 percent in the year-ago quarter. Sallie Mae provides core basis earnings because management believes its derivatives are effective economic hedges, and, as such are a critical element of its interest rate risk management strategy, and, consequently, it is one of several measures used to evaluate management performance. The difference between core earnings and GAAP net income are driven by mark-to-market unrealized gains and losses on derivative contracts that are recognized in GAAP, but not in core earnings results. Second-quarter 2014 GAAP results included $7 million of pre-tax losses from derivative accounting treatment that are excluded from core earnings results. In the year-ago period, these amounts were pre-tax losses of $0.4 million.
In connection with the Navient spin-off, the company conformed its policy with that of Sallie Mae Bank to charge off loans after 120 days of delinquency. The company also changed its loss confirmation period from two years to one year to reflect both the shorter charge-off policy and its related servicing practices. Prior to the spin-off, Sallie Mae Bank sold all loans past 90 days delinquent to an affiliate of what is now Navient Corporation. Post-spin-off, sales of delinquent loans to Navient Corporation will be significantly curtailed. Consequently, many of the pre-spin-off, historical credit indicators and period-over-period trends are not comparable and may not be indicative of future performance.
Net interest income increased 35 percent from the year-ago quarter to $144 million, as a result of a $1.8 billion increase in average private education loans outstanding. The company’s private education loan portfolio totaled $7.4 billion at June 30, 2014, up 40 percent from $5.3 billion at June 30, 2013.

Second-quarter 2014 private education loan portfolio results vs. second-quarter 2013 included:

•	Loan originations of $373 million, up 3 percent. In the first-half 2014, private education loan originations exceeded $1.8 billion, a 7-percent increase from the same period last year.

•	Average yield on the private education loan portfolio was 8.23 percent compared with 8.20 percent.

•	Provision for loan losses was $1 million. The provision in the quarter was driven by a $14 million benefit from a change to the loss confirmation period charge-off policy as described above.

•	Loans in forbearance were 0.9 percent of loans in repayment and forbearance.

•	Delinquencies as a percentage of private education loans in repayment were 0.7 percent.

Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines to be considered well capitalized. At June 30, 2014, Sallie Mae Bank’s regulatory capital ratios were as follows:
June 30, 2014        Well Capitalized Regulatory Requirements
Tier 1 leverage            11.6 percent             5.0 percent
Tier 1 risk-based capital        15.2 percent             6.0 percent
Total risk-based capital        15.9 percent            10.0 percent

There was an additional $447 million of capital at SLM Corporation at June 30, 2014, bringing the company’s consolidated, total risk-based capital ratio to 20 percent.

Deposits
Deposits at Sallie Mae Bank totaled $9.5 billion at June 30, 2014, compared with $9.3 billion at Dec. 31, 2013. The increase was primarily driven by an increase in money market accounts. The percentage of brokered deposits to total deposits decreased to 53 percent at June 30, 2014, from 61 percent at June 30, 2013. Growth in non-brokered deposits funded the growth in the private education loan portfolio.
Operating Expenses
Operating expenses were $75 million in second-quarter 2014 (including $14 million of reorganization expenses), compared with $67 million of operating expenses in the year-ago quarter. Operating expenses benefited from an $8 million reversal of a reserve booked in the first quarter related to previously announced regulatory settlements.
Guidance
The company expects 2014 results to be as follows:

•	Full-year private education loan originations of $4 billion.

•	Full-year operating expenses of $312 million, including $32 million of reorganization expenses.

•	$1.2 billion of private education loan sales in the second half of the year.

•	Provision for private education loan losses of approximately $60 million in the second half of the year.

•	Full-year diluted core earnings per share between $.41 and $.43.
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For additional information regarding these financial results, see the second-quarter 2014 Form 10-Q at www.sec.gov/edgar.
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Definitions for capitalized terms in this document can be found in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2013 (filed with the SEC on Feb. 19, 2014). Certain reclassifications have been made to the balances as of and for the three months and six months ended June 30, 2013, to be consistent with classifications adopted for 2014, and had no effect on net income, total assets or total liabilities.
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Sallie Mae will host an earnings conference call tomorrow, July 24, 2014, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss various highlights of the quarter and to answer questions related to Sallie Mae’s performance. Individuals interested in participating in the call should dial 877-356-5689 (USA and Canada) or dial 706-679-0623 (international) and use access code 63000021 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call via the company’s website will be available approximately two hours after the call’s conclusion. A telephone replay may be accessed approximately two hours after the call’s conclusion through Aug. 6, 2014, by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 63000021.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A “Risk Factors” and elsewhere in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The company could also be affected by, among other things: changes in its funding costs and availability; failures of its operating systems or infrastructure, including those of third-party vendors; failure to implement the recently executed separation of the company into two separate publicly traded companies, including failure to transition its origination and servicing operations as planned, increased costs in connection with being a stand-alone company, and failure to achieve the expected benefits of the separation; damage to its reputation; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of its customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of its earning assets vs. its funding arrangements; and changes in general economic conditions. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in its expectations.
The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts. These are recognized in GAAP but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. For additional information, see “Key Financial Measures -‘Core Earnings’” in the company’s Form 10-Q for the quarter ended June 30, 2014 for a further discussion and a complete reconciliation between GAAP net income and “Core Earnings.”
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Sallie Mae (NASDAQ: SLM) is the nation’s No. 1 financial services company specializing in education. Whether college is a long way off or just around the corner, Sallie Mae turns education dreams into reality for American families. With products and services that include Upromise rewards, scholarship search and planning tools, private education loans, insurance, and online banking, Sallie Mae offers solutions that help families save, plan, and pay for college. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-283-4036, martha.holler@SallieMae.com
Investors:	Brian Cronin, 302-283-8435, brian.cronin@SallieMae.com
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“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2014	2013	2014	2013

"Core Earnings" adjustments to GAAP:

GAAP net income	$44,128	$76,469	$91,576	$149,353

Adjustments:
Net impact of derivative accounting(1)	7,031	385	8,255	69
Net tax effect(2)	(2,708)	(142)	(3,180)	(26)
Total "Core Earnings" adjustments to GAAP	4,323	243	5,075	43

"Core Earnings"	$48,451	$76,712	$96,651	$149,396

GAAP diluted earnings per common share	$0.09	$0.17	$0.20	$0.33
Derivative adjustments, net of tax	0.01	—	0.02	—
"Core Earnings" diluted earnings per common share	$0.10	$0.17	$0.22	$0.33
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) "Core Earnings" tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.